                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Under Rule 14a-12

                            GENAISSANCE PHARMACEUTICALS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                       GENAISSANCE PHARMACEUTICALS, INC.
                               FIVE SCIENCE PARK
                          NEW HAVEN, CONNECTICUT 06511
                                 (203) 773-1450

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, MAY 22, 2002

                            ------------------------

To the Stockholders of Genaissance Pharmaceuticals, Inc.:

    The Annual Meeting of Stockholders of Genaissance Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held at the Company's corporate offices, Five Science Park, New Haven, Connecticut 06511 at 10:00 a.m. on Wednesday, May 22, 2002, or any adjournments thereof, for the following purposes:

    1. To elect three Class II Directors to serve until the 2005 Annual Meeting of Stockholders;

    2. To approve an amendment increasing the number of shares of common stock issuable under the Company's 2000 Amended and Restated Equity Incentive Plan; and

    3. To transact any other business that may properly come before the annual meeting or any adjournment of the annual meeting.

    Our Board of Directors has no knowledge of any other business to be transacted at the annual meeting.

    Holders of record of our common stock at the close of business on April 8, 2002 are entitled to receive this notice and to vote at the annual meeting.

    We are enclosing a copy of our annual report to stockholders for the fiscal year ended December 31, 2001 with the proxy statement that accompanies this notice of meeting. The annual report contains financial statements and other information of interest to you.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                          By order of the Board of Directors,
                                          Kevin Rakin
                                          SECRETARY

April 23, 2002
New Haven, Connecticut

                       GENAISSANCE PHARMACEUTICALS, INC.
                               FIVE SCIENCE PARK
                          NEW HAVEN, CONNECTICUT 06511
                                 (203) 773-1450

                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, MAY 22, 2002

                            ------------------------

                              GENERAL INFORMATION

    This proxy statement is furnished to you in connection with the solicitation of proxies by our Board of Directors for use at the 2002 Annual Meeting of Stockholders to be held at the Company's corporate offices, Five Science Park, New Haven, Connecticut 06511 at 10:00 a.m. on Wednesday, May 22, 2002, or any adjournments thereof. The notice of annual meeting, this proxy statement and accompanying proxy and our annual report to stockholders for the fiscal year ended December 31, 2001 are first being mailed to stockholders on or about
April 25, 2002.

GENERAL INFORMATION ABOUT VOTING

    WHO CAN VOTE. You will be entitled to vote your shares of common stock at the annual meeting if you were a stockholder of record at the close of business on April 8, 2002. As of that date, 22,792,987 shares of our common stock were outstanding. Each share of common stock will have one vote for each matter to be voted upon at the annual meeting.

    HOW TO VOTE YOUR SHARES. You can vote your shares either by attending the annual meeting and voting in person, or by voting by proxy. If you choose to vote by proxy, please complete, date, sign and return the enclosed proxy card. The proxies named in the enclosed proxy card will vote your shares as you have instructed. If you do not indicate how you wish your shares voted, the proxies will vote your shares "FOR" approval of the matter.

    HOW YOU MAY REVOKE YOUR PROXY. You may revoke the authority granted by your executed proxy at any time before its exercise by filing with our Secretary a written revocation or a duly executed proxy bearing a later date, or by voting in person at the annual meeting. Attendance at the annual meeting, if a stockholder does not vote, will not be sufficient to revoke a proxy. Any written notice of revocation or subsequent proxy should be sent to us at the following address: Genaissance Pharmaceuticals, Inc., Five Science Park, New Haven, Connecticut 06511, Attention: Secretary.

    QUORUM. The holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Shares of our common stock present in person or represented by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the annual meeting.

    If a broker does not have discretionary voting authority to vote shares for which it is the holder of record with respect to a particular matter at the annual meeting, the shares cannot be voted by the broker, although they will be counted in determining whether a quorum is present. Accordingly, these broker non-votes and abstentions would have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast on that matter (such as the election of the Class II directors and the approval of the amendment to the 2000 Amended and Restated Equity Incentive Plan).

    VOTING OF PROXIES. If a stockholder indicates on a proxy that the shares should be voted "FOR" approval of the matters presented at the annual meeting, the proxies will have discretion to vote the shares on any other matters which are properly presented at the annual meeting for consideration, including a motion to adjourn the annual meeting to another time or place for the purpose of soliciting additional proxies, unless a stockholder withholds authorization for the proxies to use their discretion.

    VOTES REQUIRED. The affirmative vote of the holders of shares representing a plurality of the votes cast by the holders of our common stock entitled to vote at the annual meeting is required for the election of the Class II directors. The affirmative vote of the holders of shares representing a majority of the votes cast by the holders of our common stock entitled to vote at the annual meeting is required for the approval of the amendment to the 2000 Amended and Restated Equity Incentive Plan.

SHARE OWNERSHIP

    The following table and footnotes set forth certain information regarding the beneficial ownership of shares of our common stock as of February 28, 2002 by:

    - each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

    - each of the "named executive officers," as described in the Summary Compensation Table below;

    - each director and director nominee of the Company; and

    - the executive officers and directors of the Company as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which we sometimes refer to as the SEC, and generally includes voting power and/or investment power with respect to securities. Shares of common stock subject to stock options or warrants currently exercisable or exercisable within 60 days after February 28, 2002 are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person or entity holding the stock options or warrants, but are not deemed outstanding for purposes of computing the percentage of shares beneficially owned by any other person or entity. Except as indicated by footnote, we believe that the reporting persons, based on information provided by them, have sole voting and investment power with respect to the shares of common stock indicated.

                                                            NUMBER OF SHARES OF
                                                               COMMON STOCK       PERCENTAGE OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                        BENEFICIALLY OWNED        OUTSTANDING
------------------------------------                        -------------------   --------------------
5% STOCKHOLDERS
HBM BioVentures AG (1)....................................       1,475,409                 6.5%
  Zugerstrasse 50
  6340 Baar
  Switzerland

Connecticut Innovations, Incorporated (2).................       1,220,916                 5.4%
  999 West Street
  Rocky Hill, CT 06067

Morgan Stanley Dean Witter & Co. (3)......................       1,705,320                 7.5%
  1585 Broadway
  New York, NY 10036

Sofinov Societe Financiere D'Innovation, Inc. (4).........       1,204,090                 5.3%
  1981 McGill College Avenue
  Montreal, Quebec, Canada

                                                            NUMBER OF SHARES OF
                                                               COMMON STOCK       PERCENTAGE OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                        BENEFICIALLY OWNED        OUTSTANDING
------------------------------------                        -------------------   --------------------
EXECUTIVE OFFICERS AND DIRECTORS
Gualberto Ruano, M.D., Ph.D. (5)..........................         834,934                 3.6%
Kevin Rakin (6)...........................................         830,834                 3.6%
Gerald F. Vovis, Ph.D. (7)................................         119,792                   *
Richard S. Judson, Ph.D. (8)..............................          83,750                   *
Kenneth B. Kashkin (9)....................................         168,335                   *
Jurgen Drews, M.D. (10)...................................          14,125                   *
Harry H. Penner, Jr. (11).................................          28,625                   *
Seth Rudnick, M.D. (12)...................................         249,362                 1.1%
Christopher Wright (13)...................................       1,063,208                 4.7%
All executive officers and directors as a group (8               3,224,630                13.7%
  persons) (14)...........................................

------------------------

*   Represents less than 1%.

(1) Includes 5,455 shares of common stock issuable upon exercise of a warrant exercisable within 60 days after February 28, 2002. The shares beneficially reported herein are owned directly by International BM Biomedicine
    Holdings Inc. This information is based on the Schedule 13G filed with the SEC for the year ended December 31, 2001.

(2) This information is based on the Schedule 13G filed with the SEC for the year ended December 31, 2001.

(3) This information is based on the Schedule 13G filed with the SEC for the year ended December 31, 2001.

(4) Based on the Schedule 13D filed with the SEC for the year ended
    December 31, 2000. Sofinov is a wholly owned subsidiary of the Caisse de depot et placement du Quebec, whose corporate secretary has the authority to vote such shares in accordance with applicable government regulations.

(5) Includes 245,834 shares of common stock issuable upon exercise of stock options exercisable within 60 days after February 28, 2002.

(6) Includes 5,000 shares owned by Mr. Rakin's wife, 50,000 shares owned by The Alison N. Hoffman and Kevin L. Rakin Irrevocable Trust and 245,834 shares of common stock issuable upon exercise of stock options exercisable within 60 days after February 28, 2002.

(7) Includes 110,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days after February 28, 2002.

(8) Includes 78,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days after February 28, 2002.

(9) Include 147,502 shares of common stock issuable upon exercise of stock options exercisable within 60 days after February 28, 2002. These options expired on May 1, 2002.

(10) Include 13,125 shares of common stock issuable upon exercise of stock options exercisable within 60 days after February 28, 2002.

(11) Includes 25,625 shares of common stock issuable upon exercise of stock options exercisable within 60 days after February 28, 2002.

(12) Includes 232,970 shares owned by Canaan Partners and 5,625 shares of common stock issuable upon exercise of stock options exercisable within 60 days after February 28, 2002. Dr. Rudnick is a general partner of Canaan Partners and has voting and investment control over the shares owned by that entity. Dr. Rudnick disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13) Consists of 1,054,311 shares of common stock owned by DrKB Life Science Partners, L.P. and 3,272 shares of common stock issuable upon exercise of a warrant held by DrKB Life Science Partners, L.P. exercisable within 60 days after February 28, 2002 Also includes 5,625 shares of common stock issuable upon exercise of stock options exercisable within 60 days after February 28, 2002. Mr. Wright is an executive officer of Dresdner Kleinwort Capital, whose affiliate acts as the general partner of DrKB Life Science Partners, L.P. Mr. Wright has voting and investment control over the shares owned by DrKB Life Science Partners, L.P. Mr. Wright disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(14) Includes 733,690 shares of common stock issuable upon exercise of stock options or warrants exercisable within 60 days after February 28, 2002.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    We have three classes of directors, currently consisting of one Class I director, three Class II directors and two Class III directors. At each annual meeting, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. Dr. Jurgen Drews, Mr. Kevin Rakin and Mr. Christopher Wright are currently serving as
Class II directors. The Class II directors elected this year will serve as members of our Board of Directors until the 2005 annual meeting of stockholders, or until their respective successors are elected and qualified.

    The persons named in the enclosed proxy will vote to re-elect Dr. Drews, Mr. Rakin and Mr. Wright as Class II directors unless the proxy is marked otherwise. Each of the nominees has indicated his willingness to serve on our Board of Directors, if elected; however, if any should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board of Directors. Our Board of Directors has no reason to believe that Dr. Drews, Mr. Rakin or Mr. Wright will be unable to serve if elected.

    Set forth below for each director, including the Class II director nominees, is information as of February 28, 2002 with respect to:

    - his name and age;

    - his positions and offices at the Company;

    - his principal occupation and business experience during at least the past five years;

    - his directorships, if any, of other publicly held companies; and

    - the year such person became a director of the Company.

                                            BUSINESS EXPERIENCE DURING PAST FIVE YEARS       DIRECTOR
NAME AND AGE                                         AND OTHER DIRECTORSHIPS                  SINCE
------------                           ----------------------------------------------------  --------
NOMINEES FOR CLASS II DIRECTORS
(PRESENT TERM EXPIRES IN 2002)

Jurgen Drews, M.D.*..................  Dr. Drews has served as Chairman of our Board of        1998
Age: 68                                Directors since August 1999. Dr. Drews has served as
                                       a Partner of Bear Stearns Health Innoventure Fund
                                       LLC, a company that manages capital investments in
                                       the health care industry, since 2001. In 1998, Dr.
                                       Drews co-founded International Biomedicine
                                       Management Partners, Inc., a venture capital company
                                       of which he has also served as a partner and
                                       Chairman of the Board of Directors since its
                                       founding. From 1985 to 1997, Dr. Drews served as
                                       President of Global Research and Development at
                                       Hoffmann-LaRoche Inc., a pharmaceutical company.
                                       From 1986 to 1997, Dr. Drews also served as a member
                                       of the Corporate Executive Committee of the Roche
                                       Group, a healthcare company. He holds a M.D. in
                                       internal medicine from the Free University of
                                       Berlin. He serves on the Boards of Directors of
                                       Exelixis Pharmaceuticals, GPC Biotech AG, Human
                                       Genome Sciences, Inc., MorphoSys GmbH and Protein
                                       Design Labs, Inc.

                                            BUSINESS EXPERIENCE DURING PAST FIVE YEARS       DIRECTOR
NAME AND AGE                                         AND OTHER DIRECTORSHIPS                  SINCE
------------                           ----------------------------------------------------  --------
Kevin Rakin..........................  Mr. Rakin co-founded Genaissance and has served as      1995
Age: 41                                President since October 2000 and as Chief Financial
                                       Officer. From January 1997 to October 2000,
                                       Mr. Rakin also served as our Executive Vice
                                       President. From 1990 to December 1997, Mr. Rakin
                                       also served as a Principal at the Stevenson Group, a
                                       consulting firm, where he provided financial and
                                       strategic planning services to high-growth
                                       technology companies and venture capital firms.
                                       Prior to this, Mr. Rakin was a manager with the
                                       entrepreneurial services group of Ernst & Young LLP.
                                       Mr. Rakin holds a B.S. in business, a M.S. in
                                       finance from the University of Cape Town and a
                                       M.B.A. from Columbia University. He is a chartered
                                       accountant.

Christopher Wright*+.................  Mr. Wright has served as the head of the Global         1998
Age: 44                                Private Equity businesses of the Dresdner Bank Group
                                       AG, which manages approximately $4.7 billion in
                                       private equity investments worldwide, since 1995.
                                       From 1991 to 2000, Mr. Wright served as Executive
                                       Vice President of Dresdner Kleinwort Benson.
                                       Mr. Wright holds a M.A. in philosophy and economics
                                       from Oxford University and a C. Diploma in
                                       accounting and finance. He serves on the Boards of
                                       Directors of Roper Industries Inc. and several
                                       private companies, including Merifin Capital Group.

CLASS III DIRECTORS (PRESENT TERM
EXPIRES IN 2003)

Gualberto Ruano, M.D., Ph.D..........  Dr. Ruano co-founded Genaissance and has served as      1995
Age: 42                                Chief Executive Officer since its founding.
                                       Dr. Ruano has 10 years of management experience in
                                       the biotechnology industry. Prior to this,
                                       Dr. Ruano was engaged in research at Yale
                                       University, where he focused on haplotyping
                                       technologies for profiling genome diversity stemming
                                       from population genetics. Dr. Ruano holds a B.A. in
                                       biophysics from The Johns Hopkins University and a
                                       M.D. and a Ph.D. in population genetics from Yale
                                       University, where he was a fellow of the Medical
                                       Scientist Training Program and the Ford Foundation.

                                            BUSINESS EXPERIENCE DURING PAST FIVE YEARS       DIRECTOR
NAME AND AGE                                         AND OTHER DIRECTORSHIPS                  SINCE
------------                           ----------------------------------------------------  --------
Seth Rudnick, M.D.*+.................  Dr. Rudnick has served as a general partner at          2000
Age: 53                                Canaan Equity Partners, a venture capital firm,
                                       since 2000. From 1998 to 2000, Dr. Rudnick served as
                                       a venture partner at Canaan Equity Partners.
                                       Dr. Rudnick also serves as a clinical professor of
                                       medicine at the University of North Carolina at
                                       Chapel Hill. From 1991 to 1997, Dr. Rudnick served
                                       as Chief Executive Officer of CytoTherapeutics,
                                       Incorporated, a company engaged in the development
                                       of cell and gene based therapeutics, and he served
                                       as its Chairman of the Board from 1993 until 1998.
                                       Dr. Rudnick received a M.D. from the University of
                                       Virginia and a B.A. from the University of
                                       Pennsylvania. He also serves on the Boards of
                                       Directors of Esperion Therapeutics, Inc., NaPro
                                       BioTherapeutics, Inc. and OraPharma, Inc.

CLASS I DIRECTOR (PRESENT TERM
EXPIRES IN 2004)

Harry H. Penner, Jr.+................  Mr. Penner has served as BioScience Adviser to the      1998
Age: 56                                Governor of the state of Connecticut since December
                                       2001. Mr. Penner has also served as President and
                                       Chief Executive Officer of Nascent BioScience LLC, a
                                       firm specializing in the start-up and growth of
                                       biotechnology companies, since October 2001. From
                                       December 1993 to September 2001, Mr. Penner served
                                       as the President, Chief Executive Officer and Vice
                                       Chairman of Neurogen Corporation, a publicly traded
                                       biotechnology company. Prior to 1993, Mr. Penner
                                       served as President of Novo Nordisk of North
                                       America, Inc. and Executive Vice President of Novo
                                       Nordisk A/S. Mr. Penner is Vice Chairman of the
                                       Board of Governors of Higher Education in
                                       Connecticut. Mr. Penner holds a J.D. from Fordham
                                       University, a L.L.M. from New York University and a
                                       B.A. from the University of Virginia. He also serves
                                       on the Boards of Directors of Avant
                                       Immunotherapeutics, Inc., BioStratum, Inc. and Rib-X
                                       Pharmaceuticals, Inc.

------------------------

*   Member of the Compensation Committee.

+   Member of the Audit Committee.

BOARD AND COMMITTEE MEETINGS

    Our Board of Directors held four meetings during 2001, including by telephone conference. All directors attended at least 75% of the meetings of our Board of Directors and the committees of our Board of Directors on which they served during the period that they served on our Board of Directors or such committees.

    Our Board of Directors has a standing Audit Committee that evaluates our independent auditors, reviews our audited financial statements, accounting processes and reporting systems and discusses the adequacy of our internal financial controls with our management and our independent auditors. The Audit Committee also assists our Board of Directors with the selection of our independent auditors.

The current members of the Audit Committee are Mr. Penner, Dr. Rudnick and
Mr. Wright, each of whom is independent as defined by applicable Nasdaq National Market standards governing the qualifications of Audit Committee members. The Audit Committee held five meetings during 2001, including by telephone conference. The Audit Committee operates under a written charter adopted by our Board of Directors on April 18, 2000.

    Our Board of Directors also has a standing Compensation Committee that is responsible for establishing compensation policies with respect to our executive officers, employees, directors and consultants. The current members of the Compensation Committee are Dr. Drews, Dr. Rudnick and Mr. Wright. The Compensation Committee held seven meetings during 2001, including by telephone conference.

    We do not have a nominating committee or a committee serving a similar function. Nominations are made by and through our full Board of Directors.

DIRECTOR COMPENSATION

    All of our directors are reimbursed for expenses in connection with attendance at our Board of Directors and committee meetings. Each non-employee director, other than Dr. Drews, receives $10,000 per year in consideration for serving on our Board of Directors and $1,500 for attendance at each Board of Directors meeting. Dr. Drews receives $60,000 per year plus a non-accountable expense allowance of $30,000 per year in consideration for serving as Chairman of our Board of Directors. The members of the Audit Committee and Compensation Committee also each receive $500 for each committee meeting attended.

    Our non-employee directors are eligible to participate in our 2000 Amended and Restated Equity Incentive Plan. On October 1 of each year, each non-employee director receives an automatic grant of an option to purchase 5,000 shares of our common stock. In addition, upon initial election to our Board of Directors, each non-employee director receives an automatic grant of an option to purchase 10,000 shares of our common stock, except for our chairman, Dr. Drews, who received an initial grant of an option to purchase 25,000 shares of common stock. The stock options granted upon initial election and the stock options granted annually become exercisable quarterly over four years, so long as the director continues to serve on our Board of Directors. The stock options have a term of ten years and an exercise price equal to the closing price per share of our common stock as reported by the Nasdaq National Market on the date of grant. In fiscal 2001, we granted options to purchase 5,000 shares of our common stock to each of Dr. Drews, Mr. Penner, Dr. Rudnick and Mr. Wright.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee currently consists of Dr. Drews, Dr. Rudnick and Mr. Wright. The views of Dr. Ruano and Mr. Rakin concerning compensation of officers other than themselves are also considered by our Compensation Committee. No member of the current Compensation Committee has been an officer or employee of ours at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In June 1994, we entered into an agreement with Yale University to license a patent, the basis of which is technology Dr. Ruano, our Chief Executive Officer, invented. Under the terms of the original agreement, we were obligated to make certain payments to Yale University for the license and Yale University was obligated to pay Dr. Ruano a royalty based on a percentage of net income it received from the licensing and sublicensing of the patent. The term of the license continues until July 2013. In August 1998, we amended the license agreement to provide that we would make the payments that

Yale University is obligated to pay Dr. Ruano under the license agreement directly to Dr. Ruano, and deduct the amount of these payments from the license fees we are obligated to pay to Yale University. Dr. Ruano has received an aggregate of approximately $330,000 in license fees under this agreement, including $28,282 for fiscal 2001.

    Pursuant to the terms of a stock purchase agreement that was entered into in 1996 between Dr. Ruano, our Chief Executive Officer, Mr. Rakin, our President and Chief Financial Officer, and Dr. Kouri, one of our stockholders, Dr. Ruano and Mr. Rakin each agreed to pay Dr. Kouri $160,000 upon the completion of our initial public offering in connection with the purchase of shares of our common stock by Dr. Ruano and Mr. Rakin from Dr. Kouri. On August 7, 2000, each of
Dr. Ruano and Mr. Rakin executed a promissory note in favor of the Company for $160,000, the proceeds of which were used to satisfy their respective obligations to Dr. Kouri. The notes were due and payable on January 1, 2001 and bore interest at a rate equal to the then lowest applicable federal rate of interest. The principal and interest due on these promissory notes were forgiven by the Company on December 31, 2000. In fiscal 2001, we also reimbursed
Dr. Ruano $152,038 and Mr. Rakin $130,667 for taxes owed by them in connection with our forgiveness of their respective promissory notes.

    In September 1998, December 1999 and July 2000, we entered into loan agreements with Connecticut Innovations, Incorporated, a holder of more than five percent of our common stock, to finance leasehold improvements and other costs associated with our facility expansion. In connection with these loan agreements, we executed promissory notes in favor of Connecticut Innovations, Incorporated in the principal amounts of $950,000, $2,720,000 and $1,500,000, respectively, bearing interest at a rate of 6.5% per year. Through December 31, 2001, we had borrowed the full amount available under each of these notes. The notes are due and payable in April 2009, September 2010 and June 2011, respectively. The related leasehold improvements secure our borrowings under the promissory notes.

    In August 2000, we made a loan in the principal amount of $240,000 to Dr. Kashkin, then our Executive Vice President and Chief Medical Officer.
Dr. Kashkin incurred the loan in connection with the exercise of an option to purchase 20,000 shares of our common stock. The loan was represented by a promissory note, dated August 1, 2000, and was secured by a pledge of the 20,000 shares of our common stock purchased with the loan proceeds. The note was due on August 1, 2005, was payable in five equal annual installments and bore interest at the applicable federal rate per year. In fiscal 2001, the largest aggregate amount of indebtedness outstanding under the note, including accrued but unpaid interest, was $255,192. In November 2001, Dr. Kashkin resigned from the Company. In connection with his departure and pursuant to the terms of Dr. Kashkin's employment agreement, dated September 21, 2000, we forgave the balance then outstanding under the promissory note and agreed to allow Dr. Kashkin to retain the 20,000 shares of our common stock described above. The value of the shares on the date we agreed to allow Dr. Kashkin to retain the shares was $94,000. In fiscal 2002, we will reimburse Dr. Kashkin $61,808 for taxes owed by Dr. Kashkin in connection with our forgiveness of the promissory note. Also see "Executive Employment Agreements" below.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of our Board of Directors establishes the compensation policies for our executive officers, including reviewing the performance of our Chief Executive Officer and our President, and determines the compensation of all executive officers, employees, directors and consultants. In addition, the Compensation Committee administers any bonus, incentive compensation and equity incentive plans of the Company. The committee met seven times during 2001, including by telephone conference.

    The Compensation Committee report set forth below describes the compensation policies applicable to our executive officers, including Dr. Gualberto Ruano, our Chief Executive Officer, during 2001.

    OVERALL POLICY. Our executive compensation program is designed to be closely linked to corporate performance. To this end, we have developed an overall compensation strategy and a specific compensation plan that tie a portion of executive compensation to our success in meeting specified performance goals. In addition, through the use of stock options, we link a portion of each executive's compensation with the performance of our stock price. The objectives of this strategy are to attract and retain the best possible executive talent, to motivate our executives to achieve the goals inherent in our business strategy, to link executive and stockholder interests through equity-based compensation and, finally, to provide a compensation package that recognizes individual contributions as well as corporate technical and financial performance.

    We take into account the views of our Chief Executive Officer and review a number of compensation surveys to ensure the competitiveness of the compensation we offer for the purposes of recruiting and retaining key management.

    The key elements of our executive compensation consist of base salary, bonuses and stock options. Our policies with respect to each of these elements, including the basis for the compensation awarded to our Chief Executive Officer and our President in 2001, are discussed below. In addition, while the elements of compensation described below are considered separately, we take into account the full compensation package afforded to the individual, including any insurance provided on behalf of the executive officer and other employee benefits.

    BASE SALARIES AND BONUSES. Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, we consider generally available information regarding salaries prevailing in the industry but do not utilize any particular indices or peer groups.

    Annual salary adjustments are determined by evaluating the performance of the Company and the performance of particular aspects of the business under the management of the particular executive officer. We consider financial and non-financial performance measures. Non-financial performance measures may include such factors as efficiency gains, new responsibilities assumed by the executive, quality improvements and improvements in relations with collaborators and employees. We do not assign a particular weight to any of these non-financial factors in evaluating performance.

    The base salary for 2001 for each of the executive officers, including our Chief Executive Officer and our President, was based on the performance of the individual as well as a review of compensation paid to persons holding comparable positions in other biotechnology companies. In fiscal 2001, in determining the base salaries of our Chief Executive Officer and our President, the Compensation Committee specifically considered their respective roles in the Company's launch of its STRENGTH (Statin Response Examined by Genetic HAP-TM-Markers) studies, the entering into of agreements with

Pfizer, Inc., AstraZeneca UK Limited and Biogen, Inc. and the publication of "Haplotype Variation and Linkage Disequilibrium in 313 Human Genes" in Science magazine.

    The employment agreements of our executive officers provide that they are entitled to a cash bonus that is established in the discretion of our committee or, in the case of Dr. Judson and Dr. Vovis, in the discretion of Dr. Ruano. In fiscal 2001, bonuses were not paid to the executive officers of the Company.

    STOCK OPTIONS. We grant stock options to executive officers under our 2000 Amended and Restated Equity Incentive Plan. Stock options are generally granted with an exercise price equal to the fair market value of the common stock on the date of grant and vest over various periods of time, generally four years. Stock option grants are designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation is achieved and, once achieved, is maintained and increased. Accordingly, stock option grants align the interests of executive officers and employees with those of stockholders. In determining the amount of these grants, we evaluate the job level of the executive, responsibilities to be assumed in the upcoming year, responsibilities in prior years and also take into account the size of the executive officer's awards in the past. In fiscal 2001, the Compensation Committee determined to grant stock options under the 2000 Amended and Restated Equity Incentive Plan of the Company to each of the named executive officers in recognition, in part, for their respective roles in the Company's entering into of agreements with Pfizer, Inc., AstraZeneca UK Limited and Biogen, Inc. See the "Option Grants in Last Fiscal Year" table below.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of
Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers through option issuances under the Company's Amended and Restated 2000 Equity Incentive Plan in a manner that is intended to avoid disallowance of deductions under
Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Plan will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

    CONCLUSION. As described above, a very significant portion of our executive compensation is linked directly to individual and corporate performance, as well as stock price appreciation. We intend to continue the policy of linking executive compensation to our performance and returns to stockholders, recognizing that fluctuations of the financial markets from time to time may result in an imbalance for a particular period.

                                          By the Compensation Committee,
                                          Jurgen Drews, M.D.
                                          Seth Rudnick, M.D.
                                          Christopher Wright

                           SUMMARY COMPENSATION TABLE

    The following table sets forth certain information concerning the compensation for each of the last three fiscal years for:

    - our Chief Executive Officer;

    - the three most highly compensated executive officers who were serving as executive officers at the end of fiscal 2001; and

    - the other most highly compensated executive officer who was not serving as an executive officer at the end of fiscal 2001, collectively, the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                      ANNUAL COMPENSATION            ------------
                                             -------------------------------------    SECURITIES
                                                                      OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION(S)      YEAR      SALARY       BONUS      COMPENSATION     OPTIONS      COMPENSATION
------------------------------    --------   --------   -----------   ------------   ------------   ------------
Gualberto Ruano, M.D., Ph.D.....    2001     $320,000   $        --   $ 158,950(1)      100,000     $    9,021(2)
  Chief Executive Officer           2000     $267,500   $ 516,000(3)  $        --       400,000     $  487,625(4)
                                    1999     $225,000   $        --   $  20,305(5)           --     $    7,137(6)

Kevin Rakin.....................    2001     $300,000   $        --   $ 137,395(7)      100,000     $    8,141(8)
  President and Chief               2000     $243,750   $ 516,000(3)  $        --       400,000     $  162,625(9)
  Financial Officer                 1999     $205,000   $        --   $        --            --     $   2,500(10)

Gerald F. Vovis, Ph.D. (11).....    2001     $205,625   $        --   $        --        60,000     $  12,805(12)
  Senior Vice President             2000     $192,500   $ 162,166(3)  $        --        45,000     $   2,625(10)
  and Chief Technology Officer      1999     $131,753   $        --   $ 37,057(13)      100,000     $   4,562(14)

Richard S. Judson, Ph.D. (11)...    2001     $196,250   $        --   $        --        60,000     $   2,625(10)
  Senior Vice President             2000     $170,000   $ 126,313(3)  $        --        70,000     $   2,625(10)
  of Informatics                    1999     $ 94,231   $        --   $        --        50,000     $     520(10)

Kenneth B. Kashkin, M.D. (11)...    2001     $250,000   $        --   $        --        10,000     $ 369,541(15)
  Executive Vice President          2000     $ 88,542   $  41,667(3)  $        --       200,000     $         --
  and Chief Medical Officer         1999     $     --   $        --   $        --            --     $         --

------------------------

(1) Consists of $152,038 for reimbursement of taxes owed by Dr. Ruano in connection with our forgiveness of a promissory note issued by Dr. Ruano to us in August 2000 and $6,912 related to an auto allowance.

(2) Consists of $2,625 for contributions to our 401(k) plan made on behalf of Dr. Ruano and $6,396 related to life insurance and disability insurance premiums paid on his behalf.

(3) A significant portion of this amount represents a one-time event acknowledging the respective efforts of Dr. Ruano, Mr. Rakin, Dr. Vovis,
    Dr. Judson and Dr. Kashkin with respect to our capital raising activities in 2000, including our initial public offering, as well as the completion of our first HAP-TM- Partnership Program agreement. In connection therewith, $341,000 of Dr. Ruano's bonus, $341,000 of Mr. Rakin's bonus, $95,062 of
    Dr. Vovis' bonus, $76,313 of Dr. Judson's bonus and $41,667 of
    Dr. Kashkin's bonus, represent payment for such efforts in 2000.

(4) Consists of $2,625 for contributions to our 401(k) plan made on behalf of Dr. Ruano and our forgiveness of an aggregate of $485,000 of indebtedness pursuant to promissory notes issued by Dr. Ruano to us in August 1998 and August 2000.

(5) Consists of $19,500 of interest forgiven on a promissory note payable to us and $805 related to an auto allowance.

(6) Consists of $2,500 for contributions to our 401(k) plan made on behalf of Dr. Ruano and $4,637 related to life insurance and disability insurance premiums paid on his behalf.

(7) Consists of $130,677 for reimbursement of taxes owed by Mr. Rakin in connection with our forgiveness of a promissory note issued by Mr. Rakin to us in August 2000 and $6,718 related to an auto allowance.

(8) Consists of $2,625 for contributions to our 401(k) plan made on behalf of Mr. Rakin and $5,516 related to life insurance and disability insurance premiums paid on his behalf.

(9) Consists of $2,625 for contributions to our 401(k) plan made on behalf of Mr. Rakin and our forgiveness of a $160,000 promissory note issued by Mr. Rakin to us in August 2000.

(10) Consists of contributions to our 401(k) plan made on behalf of the named executive officer.

(11) Dr. Vovis, Dr. Judson and Dr. Kashkin joined us in April 1999,
    February 1999 and August 2000, respectively. Dr. Kashkin resigned from the Company in November 2001.

(12) Consists of $2,625 for contributions to our 401(k) plan made on behalf of Dr. Vovis and $10,180 related to life insurance and disability insurance premiums paid on his behalf.

(13) Consists of reimbursement of moving and relocation expenses.

(14) Consists of amount related to life insurance and disability insurance premiums paid on behalf of Dr. Vovis.

(15) Consists of $2,625 for contributions to our 401(k) plan made on behalf of Dr. Kashkin, $8,493 related to life insurance and disability insurance premiums paid on his behalf, forgiveness of an aggregate of $94,000 of indebtedness pursuant to promissory note issued by Dr. Kashkin to us, $250,000 payable to Dr. Kashkin in connection with his resignation and pursuant to his employment agreement and $14,423 related to accrued vacation due upon his resignation from the Company.

STOCK OPTION GRANTS

    The following table contains certain information regarding option grants to purchase shares of our common stock during fiscal 2001 by us to the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                         -----------------------------------------------------
                                                                 MARKET PRICE
                                       PERCENT OF                PER SHARE ON                   POTENTIAL REALIZABLE VALUE
                         NUMBER OF       TOTAL                   DATE OF GRANT                   AT ASSUMED ANNUAL RATES
                         SECURITIES     OPTIONS                  OF SECURITIES                 OF STOCK PRICE APPRECIATION
                         UNDERLYING    GRANTED TO    EXERCISE     UNDERLYING                       FOR OPTION TERM (1)
                          OPTIONS     EMPLOYEES IN   PRICE PER      OPTIONS      EXPIRATION   ------------------------------
NAME                      GRANTED     FISCAL YEAR    SHARE (1)      GRANTED         DATE         0%         5%        10%
----                     ----------   ------------   ---------   -------------   ----------   --------   --------   --------
Gualberto Ruano, M.D.,
  Ph.D.................   100,000(2)      12.7%        $3.80       $  3.80(3)     10/22/11    $     --   $238,980   $605,622
Kevin Rakin............   100,000(2)      12.7          3.80          3.80(3)     10/22/11    $     --   $238,980   $605,622
Gerald F. Vovis,
  Ph.D.................    35,000(2)       4.4          8.25           13.14        4/1/11    $171,150   $460,379   $904,112
                           25,000(4)       3.2          4.50          4.50(3)     10/16/11    $     --   $ 70,751   $179,296
Richard S. Judson,
  Ph.D.................    35,000(2)       4.4          8.25           13.14       4/17/11    $171,150   $460,379   $904,112
                           25,000(4)       3.2          4.50          4.50(3)     10/16/11    $     --   $ 70,751   $179,296
Kenneth B. Kashkin,
  M.D..................    10,000(5)       1.3          5.99          5.99(3)      11/1/11    $     --   $ 37,671   $ 95,465

--------------------------

(1) The dollar amounts under these columns are the result of calculations at the 0%, 5% and 10% rates, which are compounding, pursuant to rules of the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. No gain to the optionees is possible without an increase in the price of the common stock, which will benefit all stockholders proportionately. The potential realizable values are calculated on the basis of the closing price per share of our common stock on the date of grant over the term of the respective option.

(2) These options vest quarterly over four years.

(3) Options were granted at the fair market value determined as of the date of the grant, based on the closing price per share of our common stock as reported on the Nasdaq National Market.

(4) These options vest annually over four years.

(5) These options vested immediately upon grant.

OPTION EXERCISES AND YEAR-END OPTION VALUES

    The following table sets forth information for each of the named executive officers with respect to the exercise of options to purchase shares of our common stock during fiscal 2001 and the number and value of options outstanding as of the fiscal year ended December 31, 2001.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001 AND
                         FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                        SHARES                   OPTIONS AT FISCAL YEAR        AT FISCAL YEAR-END (1)
                                      ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                                   EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                  -----------   --------   -----------   -------------   -----------   -------------
Gualberto Ruano, M.D., Ph.D.........        --           --      216,662        383,338        $297,000       $55,000
Kevin Rakin.........................        --           --      216,662        383,338        $297,000       $55,000
Gerald F. Vovis, Ph.D...............        --           --       85,625         53,125        $ 75,938       $50,625
Richard S. Judson, Ph.D.............     5,000      $41,250       49,375        100,625        $ 27,000       $33,750
Kenneth B. Kaskhin, M.D.............       833      $  (364)     189,167             --        $     --       $    --

--------------------------

(1) Based on the difference between the option exercise price and $4.65, which was the closing price per share of the underlying common stock on December 31, 2001, as reported on the Nasdaq National Market.

EXECUTIVE EMPLOYMENT AGREEMENTS

    We entered into an employment agreement with Dr. Ruano, our Chief Executive Officer, as of August 24, 1998, which provides for his employment through August 31, 2003. Thereafter, it will be automatically renewed for successive one year terms, unless terminated by either party. The agreement provides for a salary of $225,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in our Board of Directors' discretion. In October 2000, our Board of Directors determined to pay Dr. Ruano an annual base salary of $320,000. On the date the agreement became effective, we granted
Dr. Ruano a cash retention bonus of $150,000 and an option to purchase 100,000 shares of our common stock at $1.38 per share. Dr. Ruano's stock options will vest upon a change in control of the Company or under certain circumstances if his employment is terminated. If we terminate Dr. Ruano's employment without cause or he terminates his employment because of a demotion, we are obligated to pay him his base salary for twelve months following the time of the termination. If we terminate Dr. Ruano's employment following a change of control or he terminates his employment for good reason following a change in control, we are obligated to pay him a lump sum equal to three hundred percent of his salary as in effect at the time of the termination.

    We entered into an employment agreement with Mr. Rakin, our President, Chief Financial Officer and Treasurer, as of August 24, 1998, which provides for his employment through August 31, 2003. Thereafter, it will be automatically renewed for successive one year terms, unless terminated by either party. The agreement provides for a salary of $205,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in our Board of Directors' discretion. In October 2000, our Board of Directors determined to pay Mr. Rakin an annual base salary of $300,000. On the date the agreement became effective, we granted Mr. Rakin a cash retention bonus of $150,000 and an option to purchase 100,000 shares of our common stock at $1.38 per share. Mr. Rakin's stock options will vest and become exercisable upon a change in control of the Company or under certain circumstances if his employment is terminated. If we terminate Mr. Rakin's employment without cause or he terminates his employment because of a demotion, we are obligated to pay him his base salary for twelve months following the time of the termination. If we terminate Mr. Rakin's employment following a change of control or he terminates his employment for good reason following a change in control, we are obligated to pay him a lump sum equal to three hundred percent of his salary as in effect at the time of the termination.

    For purposes of the employment agreements of Dr. Ruano and Mr. Rakin, a change of control would occur if:

    - any person or entity acquires control of 35% or more of the voting power of our then outstanding securities;

    - there is a specified change in the composition of our Board of Directors;

    - any person acquires or agrees to acquire all or substantially all of our assets; or

    - we are not the surviving party in a merger.

    For purposes of the employment agreements of Dr. Ruano and Mr. Rakin, good reason means:

    - the assignment of duties inconsistent with the executive officer's position immediately prior to a change in control;

    - a reduction in base salary; or

    - our failure to continue in effect any material compensation or benefit plan in which the executive officer participates.

    For purposes of acceleration of the vesting of stock options of the executive officers, a change of control would occur if:

    - any person or entity acquires control of 50% or more of the voting power of our then outstanding securities;

    - there is a specified change in the composition of our Board of Directors;

    - our stockholders approve a merger or consolidation, other than one in which our voting securities outstanding immediately prior to the event continue to represent more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after the event; or

    - our stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition of all or substantially all of our assets.

    We entered into an employment agreement with Dr. Vovis, our Senior Vice President and Chief Technology Officer, as of April 15, 1999, which provides for his employment through April 15, 2003. Thereafter, it will be automatically renewed for successive one year terms, unless terminated by either party. The agreement provides for a base salary of $185,000 per year, subject to periodic increases and annual performance based bonuses to be awarded in amounts to be determined by Dr. Ruano acting in his sole discretion. In fiscal 2001, Dr. Ruano determined to pay Dr. Vovis a base salary of $210,000. On the date the agreement became effective, we granted Dr. Vovis an option to purchase 100,000 shares of our common stock at $3.00 per share. Dr. Vovis' stock options will vest and become fully exercisable upon a change in control of the Company. If we terminate Dr. Vovis' employment without cause, or if Dr. Vovis terminates his employment under certain circumstances, we are obligated to pay him his salary for a period of six months following the date of such termination.

    We entered into an employment agreement with Kenneth B. Kashkin, M.D., our former Executive Vice President and Chief Medical Officer, as of September 21, 2000. In November 2001, Dr. Kashkin resigned from the Company. Pursuant to the terms of his employment agreement, the base salary of Dr. Kashkin in fiscal 2001 was $250,000. In November 2001, Dr. Kashkin resigned from the Company. In connection with his departure and pursuant to the terms of Dr. Kashkin's employment agreement, dated September 21, 2000, we forgave the balance then outstanding under a promissory note issued by Dr. Kashkin to us and agreed to allow Dr. Kashkin to retain the 20,000 shares of our common stock purchased with the proceeds of the note. In connection with his resignation, we entered into a three-month consulting agreement with Dr. Kashkin, pursuant to which we granted him a stock option to purchase 10,000 shares of our common stock, which option is immediately exercisable, and agreed to pay Dr. Kashkin $10,000 per month for the three month term of his consultancy.

    We entered into an employment agreement with Dr. Judson, our Senior Vice President of Informatics, as of November 20, 2001, which provides for his employment through November 20, 2004. Thereafter, it will be automatically renewed for successive one year terms, unless terminated by either party. The agreement provides for a base salary of $200,000 per year, subject to periodic increases and annual performance based bonuses to be awarded in amounts to be determined by Dr. Ruano acting in his sole discretion. Dr. Judson's stock options will vest and become fully exercisable upon a change in control of the Company. If we terminate Dr. Judson's employment without cause, or if Dr. Judson terminates his employment under certain circumstances, we are obligated to pay him his salary for a period of six months following the date of such termination.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Our executive officers and directors and persons who own beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in their respective ownership of our securities with the SEC. They must also furnish copies of these reports to us. Based solely on a review of the copies of reports furnished to us, we believe that, except as follows, our executive officers, directors and ten percent beneficial owners complied with all applicable Section 16(a) filing requirements during fiscal year 2001 other than one late Form 4 filing by each of Drs. Ruano, Kashkin, Vovis and Judson and Mr. Rakin. Each of Dr. Kashkin and Mr. Rakin reported a grant of stock options. Each of Dr. Vovis and Dr. Judson reported two grants of stock options and Dr. Ruano reported a grant of stock options and the purchase of shares of common stock.

                PROPOSAL 2--APPROVAL OF AMENDMENT TO THE AMENDED
                    AND RESTATED 2000 EQUITY INCENTIVE PLAN

2000 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

    GENERAL

    Our 2000 Amended and Restated Equity Incentive Plan currently provides for the grant of incentive stock options, nonstatutory stock options, restricted and unrestricted stock awards and stock appreciation rights to employees, directors and consultants of ours, or affiliates of ours, as defined in the plan, to purchase up to an aggregate of 3,557,375 shares of our common stock, subject to adjustment for stock splits and similar capital changes. A copy of the 2000 Amended and Restated Equity Incentive Plan, as amended, is attached as APPENDIX A to this proxy statement, which you should read.

    In March 2002, our Board of Directors adopted, subject to stockholder approval, an amendment to the 2000 Amended and Restated Equity Incentive Plan, which we sometimes refer to as the Incentive Plan, providing for an increase in the number of shares of our common stock available for issuance under the plan from an aggregate of 3,557,375 shares to 4,287,375 shares. Our Board of Directors believes that awards under the Incentive Plan have been and will continue to be an important compensation element in attracting and retaining key employees, directors and consultants who are expected to contribute to our growth and success. OUR BOARD OF DIRECTORS BELIEVES THAT THE AMENDMENT IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

    Under the Incentive Plan, as of March 28, 2002, 3,246,277 shares of our common stock were outstanding under the plan, 107,155 shares of our common stock remained available for issuance of future grants and 203,943 options to purchase shares had been exercised. No restricted stock awards have been made under the Incentive Plan. As of March 28, 2002, we had a total of 158 full-time employees, six directors and 22 consultants and advisors who were eligible to participate in the Incentive Plan. Through that date, Dr. Ruano, Chief Executive Officer and a Director, had received options to purchase a total of 650,000 shares of our common stock, Mr. Rakin, President, Chief Financial Officer and a Director, had received options to purchase a total of 650,000 shares of our common stock, Dr. Vovis, Executive Vice President, had received options to purchase a total of 240,000 shares of our common stock, Dr. Judson, Senior Vice President of Informatics, had received options to purchase a total of 205,000 shares of our common stock, Dr. Kashkin, our former Executive Vice President and Chief Medical Officer, had received options to purchase a total of 210,000 shares of our common stock and all current executive officers, as a group, had received options to purchase a total of 1,955,000 shares of our common stock. As a group, all current directors who are not executive officers had received options to purchase a total of 100,00 shares of our common stock. As a group, all employees, excluding our current executive officers, had received options to purchase a total of 997,650 shares of our common stock. The granting of awards under the Incentive Plan is discretionary and we cannot now determine the number or type of awards to be granted in the future to any particular person or group. On March 28, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $2.96 per share.

    DESCRIPTION OF AWARDS

    The Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and unrestricted stock awards, including the grant of shares based upon certain performance goals, and the granting of stock appreciation rights.

    INCENTIVE STOCK OPTIONS AND NONSTATUTORY STOCK OPTIONS. Participants receive the right to purchase a specified number of shares of our common stock at a specified option price and subject to other terms and conditions as are specified in connection with the option grant. Incentive stock options are granted at an exercise price which is at least equal to or greater than the fair market value of the shares of our common stock on the date of grant. Nonstatutory stock options may be granted at such prices as the Compensation Committee may determine. Incentive stock options may not be granted more than ten years after the effective date of the Incentive Plan. The Incentive Plan permits the option exercise price to be paid in cash or, to the extent permitted by the Compensation Committee at or after the option grant date, by delivery of a note or other commitment, shares of our common stock owned by the participant, or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Compensation Committee may in all cases determine.

    RESTRICTED AND UNRESTRICTED STOCK AWARDS. Restricted stock awards entitle recipients to acquire shares of our common stock on such terms as the Compensation Committee determines, subject to forfeiture in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period or periods established for the award. Unrestricted stock awards entitle recipients to acquire shares of our common stock not subject to restrictions or forfeiture, on such terms as the Compensation Committee determines. The Compensation Committee can establish performance goals for the granting of restricted and unrestricted stock awards. Shares of restricted stock or unrestricted stock can be issued for no cash consideration, minimum consideration as required by applicable law or other consideration as determined by the Compensation Committee.

    STOCK APPRECIATION RIGHTS. Participants may be granted rights to receive any excess in the value of shares of our common stock over the exercise price. The Incentive Plan permits our Compensation

Committee to determine on the date of grant or after the date of grant whether stock appreciation rights are settled in cash, in shares of our common stock or other securities of ours, or any other type of stock award or stock option available under the Incentive Plan. Our Compensation Committee may define the manner of determining the excess in value of shares of our common stock, and will fix the exercise price of each stock appreciation right or specify the manner in which the price will be determined.

    ELIGIBILITY

    Directors, employees and consultants of ours, or any eligible affiliate of ours, as defined in the Incentive Plan, who are capable of contributing to our successful performance are eligible to be participants under the Incentive Plan. Under present law, however, incentive stock options may only be granted to our employees. The maximum number of shares of our common stock with respect to which awards may be granted to any participant under the Incentive Plan may not exceed in the aggregate 1,000,000 shares in any calendar year.

    ADMINISTRATION

    The Incentive Plan is administered by the Compensation Committee of Board of Directors. Within the limits of the Incentive Plan, the Compensation Committee has discretion to determine the times at which and the individuals to whom awards will be granted and the terms and conditions upon which such awards will be granted, including the types of awards to be granted, the number of shares of our common stock covered by each award, the price, if any, method of payment for each award, the duration of each award, and the time or times during its term at which all or portions of each award will be exercisable. Subject to certain limitations, the Compensation Committee may delegate to one or more of our executive officers the power to make awards to certain individuals.

    The Compensation Committee may establish such rules and procedures for the administration of the Incentive Plan, make such determinations and interpretations with respect to the Incentive Plan or awards made thereunder and include such further terms and conditions in awards granted under the Incentive Plan as it deems advisable. The decisions of the Compensation Committee are final.

    AMENDMENT OR TERMINATION

    No incentive stock option may be granted under the Incentive Plan after June 2010. Our Board of Directors may amend, suspend or terminate the Incentive Plan or any portion of it at any time, subject to stockholder approval as our Board of Directors determines to be necessary or advisable.

    FEDERAL INCOME TAX CONSEQUENCES

    The following generally summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

    INCENTIVE STOCK OPTIONS

    A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under "Nonstatutory Stock Options." The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

    A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

    NONSTATUTORY STOCK OPTIONS

    A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

    RESTRICTED STOCK AWARDS

    A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

    TAX CONSEQUENCES TO US

    There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

REPORT OF THE AUDIT COMMITTEE

    The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In particular, the Audit Committee evaluates our independent auditors, reviews our audited financial statements, accounting processes and reporting systems and discusses the adequacy of our internal financial controls with our management and our auditors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee held five meetings during fiscal year 2001, including by telephone conference.

    In the course of its oversight of the Company's financial reporting process, the Audit Committee of the Board of Directors has (a) reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2001, (b) discussed with Arthur Andersen LLP, currently our independent auditors, the matters required to be discussed by Statement on Auditing

Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, and (c) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, discussed with the auditors their independence, and considered whether the provision of nonaudit services, as described below, by Arthur Andersen LLP is compatible with maintaining auditor independence.

    The Board of Directors has delegated to the Audit Committee the responsibility to work with our management to review the qualifications of the major national accounting firms in connection with serving as our independent public accountants for the fiscal year ending December 31, 2002. The Audit Committee will assemble a list of candidate firms to evaluate their qualifications and to make a recommendation to the full Board of Directors. The Board of Directors' selection will be announced following completion of its deliberations.

    In reliance on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                          By the Audit Committee,

                                          Christopher Wright (Chair)
                                          Harry H. Penner, Jr.
                                          Seth Rudnick, M.D.

INDEPENDENT AUDITORS FEES AND OTHER INFORMATION CONCERNING OUR AUDITORS

    The firm of Arthur Andersen LLP, independent accountants, examined our financial statements for the year ended December 31, 2001. Our Board of Directors has re-appointed Arthur Andersen LLP to serve as our independent auditors for the fiscal year ending December 31, 2002. As described above, however, the Audit Committee will work with management to review qualifications of the other major national accounting firms in connection with serving as our independent auditors for fiscal 2002. Representatives of Arthur Andersen LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

    AUDIT FEES

    Arthur Andersen LLP billed us an aggregate of $110,000 in fees for professional services rendered in connection with the audit of our financial statements for the most recent fiscal year and the reviews of the financial statements included in each of our quarterly reports on Form 10-Q during the fiscal year ended December 31, 2001.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    Arthur Andersen LLP did not bill us for any professional services rendered to us and our affiliates for the fiscal year ended December 31, 2001 in connection with the design and implementation of financial information systems, the operation of information systems or the management of local area networks.

    ALL OTHER FEES

    Arthur Andersen LLP billed us an aggregate of $218,542 in fees for other services rendered to the Company for the fiscal year ended December 31, 2001, primarily for services rendered in connection with the filing of registration statements for the Company's equity securities and federal and state tax planning and compliance matters.

STOCK PERFORMANCE GRAPH

    The following graph compares the percentage change in cumulative stockholder return on our common stock for the period from August 2, 2000 (the first day of trading of our common stock) to December 31, 2001, with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Pharmaceuticals Index. The graph assumes the investment of $100.00 in our common stock (at the closing price of our common stock on August 2, 2000), the Nasdaq Stock Market (U.S.) Index and the Nasdaq Pharmaceuticals Index, with all dividends, if any, reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               GENAISSANCE          NASDAQ STOCK             NASDAQ
          Pharmaceuticals, Inc.  Market (U.S.) Index  Pharmaceuticals Index
8/2/00                  $100.00              $100.00                $100.00
9/30/00                 $128.79              $100.28                $112.24
12/31/00                $112.06               $67.15                 $93.53
3/31/01                  $50.20               $50.12                 $69.26
6/30/01                  $87.41               $59.07                 $86.04
9/30/01                  $24.22               $40.98                 $69.37
12/31/01                 $28.95               $53.28                 $79.71

                                         AUG. 2,    SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                           2000       2000        2000       2001        2001       2001        2001
                                         --------   ---------   --------   ---------   --------   ---------   --------
Genaissance Pharmaceuticals, Inc.......  $100.00     $128.79    $112.06     $50.20      $87.41     $24.22      $28.95
Nasdaq Stock Market (U.S.) Index.......   100.00      100.28      67.15      50.12       59.07      40.98       53.28
Nasdaq Pharmaceuticals Index...........   100.00      112.24      93.53      69.26       86.04      69.37       79.71

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

    In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2003 Annual Meeting of Stockholders, we must receive it at Five Science Park, New Haven, Connecticut 06511 no later than December 26, 2002.

    If a stockholder wishes to bring business before or propose director nominations at the 2003 Annual Meeting (assuming our 2003 Annual Meeting of Stockholders is not more than 30 days before or after May 22, 2003), the proposal must be received no later than the close of business on March 11, 2003.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

    Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: Mr. Oestreicher, Vice President Public Affairs, Public Affairs Department, Genaissance Pharmaceuticals, Inc., Five Science Park, New Haven, Connecticut 06511, (203) 773-1450. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

    We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of our common stock. In addition to the use of mails, proxies may be solicited by officers and any of our regular employees in person, by telephone or by facsimile. We expect that the costs incurred in the solicitation of proxies will be nominal.

    IN ADDITION TO OUR ANNUAL REPORT, WHICH IS BEING MAILED WITH THIS PROXY STATEMENT TO STOCKHOLDERS, ANY HOLDER OR BENEFICIAL OWNER OF OUR COMMON STOCK MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FR 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE WILL FURNISH ANY EXHIBIT TO OUR ANNUAL REPORT ON FORM 10-K UPON THE PAYMENT OF A REASONABLE FEE, WHICH SHALL BE LIMITED TO OUR REASONABLE EXPENSES IN FURNISHING SUCH EXHIBIT. WRITTEN REQUESTS FOR COPIES OF OUR ANNUAL REPORT ON FORM 10-K SHOULD BE ADDRESSED TO MR. OESTREICHER, VICE PRESIDENT PUBLIC AFFAIRS, PUBLIC AFFAIRS DEPARTMENT, GENAISSANCE PHARMACEUTICALS, INC., FIVE SCIENCE PARK, NEW HAVEN, CONNECTICUT 06511.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                          By order of the Board of Directors,

                                          Kevin Rakin
                                          SECRETARY

April 23, 2002
New Haven, Connecticut

                                                                      APPENDIX A

                       GENAISSANCE PHARMACEUTICALS, INC.
                2000 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

1.  PURPOSE.

    This Genaissance Pharmaceuticals, Inc. 2000 Amended and Restated Equity Incentive Plan (the "Plan") amends and restates the Genaissance
Pharmaceuticals, Inc. Stock Option Plan by providing for the grant of equity incentives of various forms in the Company, including restricted stock awards. The purpose of the Plan is to attract and retain directors and key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve performance goals, and to enable them to participate in the growth of the Company by granting Awards with respect to the Company's Common Stock. Certain capitalized terms used herein are defined in Section 9 below.

2.  ADMINISTRATION.

    The Plan shall be administered by the Committee; provided, that the Board may in any instance perform any of the functions of the Committee hereunder. The Committee shall select the Participants to receive Awards and shall determine the terms and conditions of the Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee's decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

3.  ELIGIBILITY.

    All directors and all employees and consultants of the Company or any Affiliate capable of contributing to the successful performance of the Company are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

4.  STOCK AVAILABLE FOR AWARDS.

    (a) AMOUNT. Subject to adjustment under subsection (b), Awards may be made under the Plan for up to 4,287,375 shares of Common Stock. If any Award expires or is terminated unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist of authorized but unissued shares or treasury shares.

    (b) ADJUSTMENT. In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject in the case of Incentive Stock Options to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price with respect to any of the foregoing, provided that the number of shares subject to any Award shall always be a whole number, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award.

    (c) LIMIT ON INDIVIDUAL GRANTS. The maximum number of shares of Common Stock subject to Options and Stock Appreciation Rights that may be granted to any Participant in the aggregate in any calendar year shall not exceed 1,000,000, and the maximum number of shares of Common Stock that may be granted as Restricted Stock or Unrestricted Stock Awards, with respect to which performance goals apply under Section 7 below, to any Participant in the aggregate in any calendar year shall not exceed 1,000,000, subject to adjustment under subsection (b).

5.  STOCK OPTIONS.

    (a) GRANT OF OPTIONS. Subject to the provisions of the Plan, the Committee may grant options ("Options") to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder ("Incentive Stock Options") and (ii) not intended to comply with such requirements ("Nonstatutory Stock Options"). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant with respect to Incentive Stock Options. Nonstatutory Stock Options may be granted at such prices as the Committee may determine. No Incentive Stock Options may be granted hereunder more than ten years after the effective date of the Plan.

    (b) TERMS AND CONDITIONS. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

    (c) PAYMENT. No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Option, by delivery of a note or other commitment satisfactory to the Committee or shares of Common Stock owned by the optionee valued at their Fair Market Value on the date of delivery, or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Committee may determine.

6.  STOCK APPRECIATION RIGHTS.

    (a) GRANT OF SARS. Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price ("Stock Appreciation Rights" or "SARs"). The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property, and may define the manner of determining the excess in value of the shares of Common Stock.

    (b) EXERCISE PRICE. The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined.

7.  STOCK AWARDS.

    (a) GRANT OF RESTRICTED OR UNRESTRICTED STOCK AWARDS. The Committee may grant shares of Common Stock subject to forfeiture ("Restricted Stock") and determine the duration of the period (the "Restricted Period") during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant's Designated Beneficiary. The Committee also may make Awards of shares of Common Stock that are not subject to restrictions or forfeiture, on such terms and conditions as the Committee may determine from time to time ("Unrestricted Stock").

    (b) PERFORMANCE GOALS. The Committee may establish performance goals for the granting of Restricted Stock or Unrestricted Stock Awards or the lapse of risk of forfeiture of Restricted Stock. Such performance goals may be based on earnings per share, revenues, sales or expense targets of the Company or any subsidiary or division thereof, stock price, or such other business criteria as the Committee may determine. The achievement of the performance goals shall be determined by the Committee. Shares of Restricted Stock or Unrestricted Stock may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

8.  GENERAL PROVISIONS APPLICABLE TO AWARDS.

    (a) DOCUMENTATION. Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

    (b) COMMITTEE DISCRETION. Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

    (c) DIVIDENDS AND CASH AWARDS. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable (in cash or in the form of Awards under the Plan) currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

    (d) TERMINATION OF SERVICE. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of service of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

    (e) CHANGE IN CONTROL. In order to preserve a Participant's rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or
(v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

    (f) TRANSFERABILITY. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

    (g) WITHHOLDING TAXES. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant hereunder or otherwise. In the Committee's discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

    (h) FOREIGN NATIONALS. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

    (i) AMENDMENT OF AWARD. The Committee may amend, modify, or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option. Any such action shall require the Participant's consent unless:

        (i) In the case of a termination of, or a reduction in the number of shares issuable under, an Option, any time period relating to the exercise of such Option or the eliminated portion, as the case may be, is waived or accelerated before such termination or reduction (and in such case the Committee may provide for the Participant to receive cash or other property equal to the net value that would have been received upon exercise of the terminated Option or the eliminated portion, as the case may be); or

        (ii) In any other case, the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

9.  CERTAIN DEFINITIONS.

    "Affiliate" means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

    "Award" means any Option, Stock Appreciation Right, Restricted Stock, or Unrestricted Stock granted under the Plan.

    "Board" means the Board of Directors of the Company.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

    "Committee" means one or more committees each comprised of not less than two members of the Board appointed by the Board to administer the Plan or a specified portion thereof. Unless otherwise determined by the Board, if a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act or an "outside director" within the meaning of
Section 162(m) of the Code, respectively.

    "Common Stock" or "Stock" means the Common Stock, $.001 par value, of the Company.

    "Company" means Genaissance Pharmaceuticals, Inc., a Delaware corporation.

    "Covered Employee" means a "covered employee" within the meaning of
Section 162(m) of the Code.

    "Designated Beneficiary" means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, "Designated Beneficiary" means the Participant's estate.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

    "Fair Market Value" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

    "Participant" means a person selected by the Committee to receive an Award under the Plan.

    "Reporting Person" means a person subject to Section 16 of the Exchange Act.

10.  MISCELLANEOUS.

    (a) NO RIGHT TO EMPLOYMENT. No person shall have any claim or right to be granted an Award. Neither the adoption, maintenance, nor operation of the Plan nor any Award hereunder shall confer upon any employee or consultant of the Company or of any Affiliate any right with respect to the continuance of his/her employment by or other service with the Company or any such Affiliate nor shall they interfere with the rights of the Company (or Affiliate) to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

    (b) NO RIGHTS AS STOCKHOLDER. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof. A Participant to whom Restricted Stock or Unrestricted Stock is awarded shall be considered a stockholder of the Company at the time of the Award except as otherwise provided in the applicable Award.

    (c) EFFECTIVE DATE. The Plan shall be effective on the date it is approved by the stockholders.

    (d) AMENDMENT OF PLAN. The Board may amend, suspend, or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable.

    (e) GOVERNING LAW. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.

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PROXY                                                                   PROXY

                      GENAISSANCE PHARMACEUTICALS, INC.
                ANNUAL MEETING OF STOCKHOLDERS - MAY 22, 2002
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY



The undersigned, having received notice of the annual meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints Kevin Rakin and Jean Bernardi (each with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of Genaissance Pharmaceuticals, Inc. (the "Company") to be held on Wednesday, May 22, 2002, and any adjourned or postponed session thereof, and there to vote and act, as indicated, upon the matters on the reverse side in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present. None of the proposals herein is conditioned upon the approval of any other proposal.

Attendance of the undersigned at the annual meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates thereat the intention of the undersigned to vote said shares of common stock in person. If the undersigned hold(s) any such shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

            PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN
             PROMPTLY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.

HAS YOUR ADDRESS CHANGED?              DO YOU HAVE ANY COMMENTS?

_____________________________________    ____________________________________

_____________________________________    ____________________________________

_____________________________________    ____________________________________

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
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           |  PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED  |

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       PLEASE MARK YOUR
A /X/  VOTES AS IN THIS
       EXAMPLE.



                         FOR            WITHHELD
                     THE NOMINEES   FOR ALL NOMINEES

1. Proposal to           / /              / /    NOMINEES: JURGEN DREWS, M.D.
   elect directors                                         KEVIN RAKIN
                                                           CHRISTOPHER WRIGHT

FOR, except withheld from the following
nominee(s):


_________________________________________
For all nominees except as noted above.


                                            FOR      AGAINST     ABSTAIN


2. Proposal to amend the Company's 2000     / /        / /         / /
   Amended and Restated Equity Incentive
   Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 3,557,375 shares to 4,287,375 shares.


The shares of common stock represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any proposal specified therein, this proxy will be voted FOR the proposal. If any other matters properly come before the annual meeting, the persons named in this proxy will vote the shares represented by this proxy in their discretion.

IMPORTANT - PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                         Mark box at right if an address  / /
                                         change or comment has been
                                         noted on the reverse side
                                         of this card.



Signature: _______________ Date: ______ Signature: _______________ Date: ______

Note: Please sign exactly as name appears on stock certificate. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.

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